Exhibit 8.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

October 17, 2018	Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Nissan Auto Lease Trust 2018-A

Nissan Auto Leasing LLC II

Nissan Motor Acceptance Corporation

One Nissan Way

Franklin, Tennessee 37067

Re:	Nissan Auto Lease Trust 2018-A

Registration Statement on Form SF-3

Registration Nos. 333-209768 and 333-209768-01

Ladies and Gentlemen:

We have acted as special tax counsel to Nissan Auto Leasing LLC II, a Delaware limited liability company (the “Depositor”), in connection with the above-captioned registration statement (the “Registration Statement”) the offering and issuance of the Class A-1 Notes (the “Retained Notes”) and the offering and sale of the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes and the Class A-4 Notes (collectively, the “Underwritten Notes”, and together with the Retained Notes, the “Notes”) described in the prospectus dated October 16, 2018 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Nissan Auto Lease Trust 2018-A, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and U.S. Bank National Association, as indenture trustee.

Based on the foregoing, we are of the opinion that the statements set forth in the Prospectus forming part of the above captioned registration statement under the headings “Summary—Tax Status” and “Material U.S. Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions relating to the federal laws of the United States, have been reviewed by us and are correct in all material respects and, to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Underwritten Notes, we hereby confirm and adopt the opinions set forth therein.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

Nissan Auto Leasing LLC II

Nissan Motor Acceptance Corporation

Nissan Auto Lease Trust 2018-A

October 17, 2018

The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:

The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

We consent to the filing of this letter with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP